Exhibit 10.2

Licensed & Developed Works Agreement
Statement of Work

Base Agreement #4900PC0033
SOW# 4906FL0032
This Statement of Work (“SOW”) # 4906FL0032 adopts and incorporates by reference the terms and conditions of Licensed and Developed Works Agreement # 4900PC0033/PDSC-99-1146 (“Base Agreement”) between International Business Machines (“Buyer”) and Pacific Decision Sciences Corporation (“Supplier”). This SOW is effective beginning on 1 May 2006 and will remain in effect until terminated. Transactions performed under this SOW will be conducted in accordance with and be subject to the terms and conditions of this SOW, the Base Agreement, and any applicable Work Authorizations (“WAs”). This SOW is not a WA.

This SOW supersedes and replaces SOW # 4900PC0034/PDSC-99-9198 dated March 31, 1999 and all amendments thereto.

1.0   Scope Of Work
Under the terms of SOW 4906FL0029, Buyer licensed from Supplier a computer software program known as PDSC Service Management System, Version: 7.4 (Base Software) and all PDSC Service Modules currently installed at Buyer, including RF and Web Interfaces. This SOW describes the Services that will be provided by Supplier in support of implementing the Licensed Works into the SCM Project.

2.0   Definitions
The following definitions are applicable to this SOW and are in addition to or in place of, the definitions listed in Section 1.0 of the Base Agreement:

Strategic Call Management Application– (hereinafter “SCM”) means web-based Call Center application to support Buyer’s Global Service Delivery Process (“GSDP”) by improving customer service, reducing the dependency on multiple legacy environments, consolidating systems where appropriate, and enabling business changes to be introduced and delivered quickly on a global basis. The solution will introduce a service oriented architecture utilizing Buyer and Supplier services components.

3.0   Description Of Deliverables And Services

3.1      Supplier personnel, working in conjunction with Buyer personnel, will be provided to support the implementation of the SCM Project.

Buyer will supply project management and administration, testing, and a percentage of programming support while Supplier will provide programmers and system architects that will transfer knowledge of Supplier’s Licensed Works and Modules to Buyer’s personnel to help build self sufficiency and skill balance within Buyer’s personnel. Supplier personnel will provide professional services and support to Buyer in the areas of design, development, testing, maintenance, and training on the Licensed Works and Developed Works.

SCM project implementation is divided into three releases.

•	Release 0
•	Release 0.5
•	Release 1.0

An External Design Document (“EDD”) will be produced for each SCM release that defines the functionality that will be built and delivered for each release, along with the deployment dates for each release.

SCM Project Implementation Support Fee
Buyer will commit to utilize a minimum of ten (10) personnel from Supplier. Additional resources may be added at the request of Buyer for the duration of the following development stages:

•	Customization Identification,
•	External Design creation,
•	Internal Design,
•	Coding, System Test support
•	Production Implementation.

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Licensed & Developed Works Agreement
Statement of Work

Base Agreement #4900PC0033
SOW# 4906FL0032

Buyer requests that the following Supplier personnel be assigned, by name, to the SCM project implementation effort described herein: David Dorret, David Englund, John Musgrave, Mike King, Matt Deguzman, Liz Dorrett, Rajesh Amenon, Sonny Vo. Buyer reserves the right to reject the assignment of any individual Supplier may assign to this SOW for any reason.

It is estimated that these Supplier personnel will be required for 12 to 18 months from the Effective Date of this SOW for SCM implementation. During this timeframe, and at Buyer’s discretion for future efforts, the ten (10) committed personnel resources under this contract may be used for any other projects involving use of the Licensed Works within Buyer’s organization.

The fee for each Supplier resource (person) provided here under is * per month per person.

All Supplier resources will submit weekly timesheets to Buyer’s project managers for the various projects they are working on. The timesheets will include: Name, Project(s) worked on, Date range of timesheet, Hours worked by day, and Total hours for week. Travel by all Supplier resources for Buyer’s projects will be governed by Section 6.2 of this SOW and must be approved by Buyer prior to travel taking place. Supplier will submit all receipts to Buyer for approval prior to invoicing for travel expenses.

4.0   Supplier’s Responsibilities
4.1 In addition to delivering Deliverables and Services on schedule, Supplier will:

•	participate in progress reviews, as requested by Buyer, to demonstrate Supplier’s performance of its obligations;
•
maintain records to verify authorship of Licensed Works and Developed Works for four (4) years after the termination or expiration of this SOW. On request, Supplier will deliver or otherwise make available this information in a form specified by Buyer;

•
as part of Supplier’s importation requirements, provide to Buyer on the commercial invoice:
1. the Harmonized Tariff Code of the importing country for every Product; and
2. an invoice description that provides enough detail to verify the categorical classification of every Product.

•
for all Licensed Works, supply Buyer with a report outlining the current version numbers and anticipated cessation of support dates for that Software. This report must be provided on a biannual basis or more frequently if required by Buyer

4.2   Supplier’s Use of Subcontractors
Supplier may subcontract Services to be performed hereunder. Notwithstanding this subsection, Supplier’s use of subcontractors will not relieve Supplier of the responsibility for the subcontractor’s performance, and Supplier’s obligations and responsibilities assumed under this Agreement will be made equally applicable to subcontractors. Buyer reserves the right to reject Supplier’s use of a subcontractor in performance of this Agreement for any reason.

4.3   Third Party Code Warranty
Supplier represents and warrants on an ongoing basis that, before entering into this SOW, Supplier has disclosed to Buyer in writing the existence of any third party code, including without limitation open source code and freeware, (“Third Party Code”) that is included in or is provided in connection with the Deliverables and that Supplier and the Deliverables are in compliance with all licensing agreements applicable to such Third Party Code. Supplier further represents and warrants on an ongoing basis that, 1) before including any Third Party Code in any modifications, new releases, or new versions of the Deliverables under this SOW, Supplier will disclose to Buyer in writing the existence of such Third Party Code and 2) modified Deliverables or new releases or new versions of the Deliverables including Third Party Code will be in compliance with all licensing agreements applicable to such Third Party Code. Supplier will not provide to Buyer any Deliverables or modifications to or new releases or versions of Deliverables, that include Third Party Code, unless Buyer has approved the inclusion of such Third Party Code.

* Confidential Treatment Requested

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Licensed & Developed Works Agreement
Statement of Work

Base Agreement #4900PC0033
SOW# 4906FL0032

5.0   Buyer’s Responsibilities

5.1	Buyer will provide project management and other project resources required to successfully deliver each of the SCM releases

5.2     Acceptance Testing
5.2.1     Acceptance Testing of Developed Works
Buyer may commence acceptance testing, and perform such tests as Buyer deems appropriate to determine if:
a. the Developed Works meet the specifications described in the EDD;
b. the Developed Works execute repetitively within the environment defined by Buyer; and
c. Buyer can successfully execute to completion all functional and system test scenarios conducted by Buyer. Buyer’s testing does not relieve Supplier of its obligations under this Agreement.

5.2.2     Error Correction and Acceptance
In the event Buyer encounters any errors in the Developed Works during such testing, Buyer will notify Supplier and may provide Supplier with the test results and other available documentation of the errors. Notwithstanding anything that may be construed to the contrary, Buyer is under no obligation to identify any errors or to provide Supplier with notice of any errors. Within 30 days from Buyer’s notification of errors, Supplier will correct all such errors and resubmit the Developed Works to Buyer. Buyer will then restart its acceptance testing of the Developed Works. Upon Buyer’s successful completion of its acceptance testing, Buyer will provide notice to Supplier of its acceptance of the Developed Works. Acceptance of the Developed Works by Buyer does not relieve Supplier of any of its responsibilities under the Agreement, including but not limited to warranty responsibility, applicable quality requirements, infringement or product liability.

5.2.3     Waiver of Acceptance Testing
Buyer may, at its sole discretion, waive requirements for its acceptance testing of the Developed Works. Any such waiver must be in writing and signed by Buyer. Buyer’s testing does not relieve Supplier of its obligations under this Agreement. Buyer has no obligation to identify errors.

6.0   Payments
6.1     Payment Terms
The terms of payment are net 60 days either after receipt of Supplier’s valid invoice for Services.

6.2    Travel Expense Guidelines
Buyer will reimburse Supplier for the following travel expenses only, provided they are incurred in the performance of this Agreement and with Buyer’s prior written approval: (i) tolls, parking fees, taxis, buses or auto rentals fees for autos rented from a Buyer designated rental company; (ii) personal automobile use under the applicable automobile allowance plan, excluding normal commutation; (iii) air transportation at the economy, tourist or coach class rate for the most direct route of a scheduled airline; (iv) reasonable lodging charges commensurate with the average rates charged for the immediate area, not to exceed $125.00 per day; (v) reasonable and actual meal expenses up to $35.00 per day; (vi) necessary business calls made on Buyer’s behalf; (vii) reasonable tipping; (viii) reasonable valet and laundry charges if a trip extends beyond four (4) days. All reservations made by Supplier must be made through Buyer’s designated travel agency as specified by the Buyer Travel Expense Guidelines. Any exception to the Buyer Travel Expense Guidelines must be approved by Buyer prior to travel. Supplier must submit an invoice listing all travel expenses, and all applicable receipts for lodging, airline travel, rental cars or any other reimbursable expenditures to the Technical Coordinator listed in this SOW. Buyer will not reimburse Supplier for personal expenses.

7.0 Communications
All communications between the parties will be carried out through the following designated coordinators. All notices required in writing under this Agreement will be made to the appropriate contact listed below at the following addresses and will be effective upon actual receipt. Notices may be transmitted electronically, by registered or certified mail, or courier. All notices, with the exception of legal notices, may also be provided by facsimile.

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Licensed & Developed Works Agreement
Statement of Work

Base Agreement #4900PC0033
SOW# 4906FL0032

Business Coordinators
FOR SUPPLIER		FOR BUYER
Name	Mike Feder	Name	Mark Carey
Title	President	Title	SCM Project Executive
Address	400 Royal Palm Way	Address	3039 Cornwallis Rd
	Suite 410		RTP, NC 27709
Palm Beach, FL 33480
Phone	561-805-8028	Phone	919-543-3540
Fax		Fax	919-486-2768
E-mail	mfeder@adsx.com	E-mail	mcarey@us.ibm.com

Legal Coordinators
FOR SUPPLIER		FOR BUYER
Name	Michael Krawitz	Name	Ron Leviner
Title	Executive VP, General Counsel	Title	Staff Attorney
Address	400 Royal Palm Way	Address	294 ROUTE 100 SOMERS,
	Suite 410		NY 10589
Palm Beach, FL 33480
Phone	561-805-8005	Phone	914-766-4562
Fax		Fax	(Fax notice shall be valid only when verbal confirmation of receipt is obtained.)
E-mail	mkrawitz@adsx.com	E-mail	rleviner@us.ibm.com

Technical Coordinators
FOR SUPPLIER		FOR BUYER
Name	David Dorret	Name	David Nusbaum
Title	Chief Technology Officer	Title	SCM Architect
Address	180 South Prospect	Address	3605 HWY 52 N
	Suite 250		ROCHESTER MN 55901
Tustin, CA 92780
Phone	(714) 832-2200 ext 52	Phone	507-286-6323
Fax		Fax	507-253-0389
E-mail	david.dorret@PDSC.COM	E-mail	nusbaum@us.ibm.com

8.0   On Premises Guidelines
Supplier will ensure that Supplier Personnel assigned to work on Buyer’s premises will comply with this Section

8.1 Access to Premises
Supplier will:

1.
to the extent permitted by local law, ensure that Supplier Personnel assigned to work on Buyer’s premises will participate in a pre employment criminal background check covering the counties in which the person was employed or resided for the past seven years (or longer as required by State legislation), and inform Buyer of any negative findings;

2.	maintain a current and complete list of the persons’ names and social security numbers;
3.
obtain for each person a valid identification badge from Buyer and ensure that it is displayed to gain access to and while on Buyer’s premises (it is Buyer’s policy to deactivate any such badge if not used in ninety days);

4.	maintain a signed acknowledgment that each person will comply with Buyer’s Safety & Security Guidelines;

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Licensed & Developed Works Agreement
Statement of Work

Base Agreement #4900PC0033
SOW# 4906FL0032

5.	ensure that each person with regular access to Buyer’s premises complies with all parking restrictions and with vehicle registration requirements if any;
6.	inform Buyer if a former employee of Buyer will be assigned work under this Agreement, such assignment subject to Buyer approval;
7.	at Buyer’s request, remove a person from Buyer’s premises and not reassign such person to work on Buyer’s premises (Buyer is not required to provide a reason for such request); and
8.	notify Buyer immediately upon completion or termination of any assignment and return Buyer’s identification badge.
Upon Buyer’s request, Supplier will provide documentation to verify compliance with this Subsection.

8.2   General Business Activity Restrictions
Supplier will ensure that Supplier Personnel assigned to work on Buyer’s premises:

1.	will not conduct any non-Buyer related business activities (such as interviews, hirings, dismissals or personal solicitations) on Buyer’s premises;
2.	will not conduct Supplier’s Personnel training on Buyer’s premises, except for on-the-job training;
3.	will not attempt to participate in Buyer benefit plans or activities;
4.	will not send or receive non-Buyer related mail through Buyer’s mail systems; and
5.	will not sell, advertise or market any products or distribute printed, written or graphic materials on Buyer’s premises without Buyer’s written permission.

8.3   Buyer’s Safety and Security Guidelines
Supplier will ensure that Supplier Personnel assigned to work on Buyer’s premises:

1.	do not bring weapons of any kind onto Buyer’s premises;
2.	do not manufacture, sell, distribute, possess, use or be under the influence of controlled substances (for non-medical reasons) or alcoholic beverages while on Buyer’s premises;
3.	do not have in their possession hazardous materials of any kind on Buyer’s premises without Buyer’s authorization;
4.	acknowledge that all persons, property, and vehicles entering or leaving Buyer’s premises are subject to search; and
5.	remain in authorized areas only (limited to the work locations, cafeterias, rest rooms and, in the event of a medical emergency, Buyer’s medical facilities).
Supplier will promptly notify Buyer of any accident or security incidents involving loss of or misuse or damage to Buyer’s intellectual or physical assets; physical altercations; assaults; or harassment and provide Buyer with a copy of any accident or incident report involving the above. Supplier must coordinate with Buyer access to Buyer’s premises during non-regular working hours.

8.4   Asset Control
In the event Supplier Personnel has access to information, information assets, supplies or other property, including property owned by third parties but provided to Supplier Personnel by Buyer (“Buyer Assets”), Supplier Personnel:

1.	will not remove Buyer Assets from Buyer’s premises without Buyer’s authorization;
2.	will use Buyer Assets only for purposes of this Agreement and reimburse Buyer for any unauthorized use;
3.	will only connect with, interact with or use programs, tools or routines that Buyer agrees are needed to provide Services;
4.	will not share or disclose user identifiers, passwords, cipher keys or computer dial port telephone numbers; and
5.	in the event the Buyer Assets are confidential, will not copy, disclose or leave such assets unsecured or unattended.
Buyer may periodically audit Supplier’s data residing on Buyer Assets.

8.5   Supervision of Supplier’s Personnel
Suppliers will provide consistent and effective supervision of its Personnel provided under this Agreement, at no additional cost to Buyer. Consistent and effective supervision shall include regular interaction and communication with Supplier’s Personnel either in person or through other effective means. Supplier’s supervisor shall be responsible for exercising full supervisory authority over all day-to-day employment relationship decisions relating to Supplier’s Personnel, including those decisions relating to: wages, hours, terms and conditions of employment,

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Licensed & Developed Works Agreement
Statement of Work

Base Agreement #4900PC0033
SOW# 4906FL0032

hiring, discipline, performance evaluations, termination, counseling and scheduling. Supplier’s supervisors responsible for each work location will be responsible to know that work location’s planned holiday (and other closing) schedules and the impacts all such schedules have on Supplier’s Personnel. Supplier will conduct orientation sessions with its Personnel before placement on an assignment with Buyer, during which orientation such Personnel will be told who their supervisor is and how that supervisor can be contacted. Supplier will, from time to time, ensure that all of its Personnel working under this Agreement continue to be aware of this information. Supplier shall also be responsible for training its Personnel that any employment related issues should be brought forward in the first instance to Supplier and not Buyer. Where such issues relate to actions which are alleged to have been taken by Buyer or Buyer’s Personnel, Supplier will notify Buyer immediately in order that appropriate investigative action can be taken. Notwithstanding any other language or agreement to the contrary, Buyer will not, and Supplier agrees that Buyer has no responsibility to approve any Supplier Personnel’s time sheets. If Buyer should review, sign and/or submit Supplier Personnel’s timesheets, whether manually or electronically, as part of Buyer’s billing verification processes, the parties acknowledge and agree that such review, signature and/or submittal shall in no way constitute concurrence or approval of such timesheets, nor create any other commitment or obligation on the part of Buyer to Supplier or Supplier Personnel.

9.0 Additional Provisions
The following are additional provisions that modify the referenced Sections of the Base Agreement as follows:

Section 1.0 – Definitions– Add the following definitions:
“Electronic Self-Help” means a process where Supplier electronically disables, removes, or otherwise prevents the use of its software product without the Buyer’s or Buyer’s Customer’s cooperation or consent. Electronic Self-Help could be done through electronic or other means (for example: remotely through “back doors” or hidden entrances in the software or through hidden shut-down commands in the software that can be activated by phone or in other ways).

“Taxes” means any and all applicable taxes, charges, fees, levies or other assessments imposed or collected by any governmental entity worldwide or any political subdivision thereof and however designated or levied on sales of Deliverables or Services, or sales, use, transfer, goods and services or value added tax or any other duties or fees related to any payment made by Buyer to Supplier for Deliverables and/or Services provided by Supplier to Buyer under or pursuant to this Agreement; exclusive, however, of any taxes imposed upon the net income or capital of Supplier, any taxes in lieu of such net income taxes and any other taxes which are to be borne by Supplier under law.

Section 7.0 – Ongoing Warranties– Add the following ongoing representations and warranties:
Supplier makes the following ongoing representations and warranties:

•	Supplier will not engage in Electronic Self-Help;
•
Deliverables and Services which interact in any capacity with monetary data are euro ready such that when used in accordance with their associated documentation they are capable of correctly processing monetary data in the euro denomination and respecting the euro currency formatting conventions (including the euro sign);

•
Supplier is knowledgeable with, and is and will remain in full compliance with all applicable export and import laws, regulations, orders, and policies (including, but not limited to, securing all necessary clearance requirements, export and import licenses and exemptions from, and making all proper filings with appropriate governmental bodies and/or disclosures relating to the release or transfer of technology and software to non U.S. nationals in the U.S., or outside the U.S., release or transfer of technology and software having U.S. content or derived from U.S.-origin software or technology); it is knowledgeable with applicable supply chain security recommendations issued by applicable governments and industry standards organizations and will make best efforts to comply with such recommendations;

•
Unless authorized by applicable government license or regulation, including but not limited to any U.S. authorization, Supplier will not directly or indirectly export or reexport, at any time, any technical information, technology, software, or other commodity furnished or developed under this, or any other, agreement between the parties, or any other product that is developed or produced from or using Buyer’s technical information, technology, software, or other commodity provided under this Agreement to any

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Licensed & Developed Works Agreement
Statement of Work

Base Agreement #4900PC0033
SOW# 4906FL0032

prohibited country (including release of such technical information, technology, software, or other commodity to nationals, wherever they may be located, of any prohibited country) as specified in applicable export, embargo, and sanctions regulations;

•
Supplier will not use, disclose, or transfer across borders any information that is processed for Buyer that may identify an individual (Personal Data), except to the extent necessary to perform under this Agreement; and

•
Supplier will comply with all applicable data privacy laws and regulations, will implement and maintain appropriate technical and other protections for the Personal Data, will report any breaches of protection of Personal Data, and will cooperate fully with Buyer’s requests for access to, correction of, and destruction of Personal Data in Supplier’s possession.

Section 11.0 – Limitation of Liability – Add the following:
In no event will either party be liable for the respective actions or omissions of its Affiliates under this Agreement.

Supplier acknowledges and agrees that all WA’s or PA’s issued by Buyer’s Affiliate(s) are independent agreements between Supplier or Supplier Affiliate and the Buyer Affiliate. Buyer shall not be liable to Supplier or Supplier Affiliate(s) for any actions or inactions of any Buyer Affiliate(s) under a WA or PA, nor shall any actions or inactions by Buyer’s Affiliate(s) constitute a breach of the Agreement between Buyer and Supplier.

Section 14.0 – General – Add the following:
Supplier will be familiar and will strictly comply with all laws and regulations on bribery, corruption, and prohibited business practices. Supplier and its Affiliates have not and will not offer, promise or make or agree to make any payments or gifts (of money or anything of value) directly or indirectly to anyone for the purpose of influencing, or inducing anyone to influence decisions in favor of, Buyer or any of its Affiliates.

ACCEPTED AND AGREED TO:	ACCEPTED AND AGREED TO:
International Business Machines Corp.	Pacific Decision Sciences Corporation
By: /s/ Howard Nicholas 5/10/06	By: /s/ David Englund 5/9/06
Buyer Signature Date	Supplier Signature Date

Howard Nicholas	David Englund
Printed Name	Printed Name
Enterprise Software Procurement Relationship Manager – IBM Global Procurement	Executive Vice President Pacific Decision Sciences (Corporation)
Title & Organization	Title & Organization
Buyer Address:	Supplier Address:
11400 Burnet Road	180 South Prospect Avenue
Austin, TX 78758	Suite 250
Tustin, CA 92780

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